Exhibit 99.1

Gastar Exploration Announces Results of Operations For the Quarter and
                     Year Ended December 31, 2006


    HOUSTON--(BUSINESS WIRE)--March 27, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) reported a net loss attributable to common shares for the three months ended December 31, 2006 of $27.5 million, or $0.15 per basic and diluted common share, compared to a net loss of $4.8 million, or $0.03 per basic and diluted common share, for the three months ended December 31, 2005. The fourth quarter 2006 loss included an impairment of natural gas and oil properties of $19.0 million and litigation settlement expense of $742,000. Total revenues for the three months ended December 31, 2006 were $6.8 million, a decrease of $3.1 million, as compared to revenues of $9.9 million for the 2005 comparable period. The decrease in 2006 quarterly revenues was the result of a 35% decrease in prices, which was partially offset by a 5% increase in production. Average daily production for the three months ended December 31, 2006 was 13.7 million cubic feet of natural gas equivalents per day ("MMcfed"), compared to 13.0 MMcfed for the three months ended December 31, 2005. Average daily production for the fourth quarter was flat to third quarter 2006 due to delays in the completion of several Bossier wells. EBITDA, as defined below, for the three months ended December 31, 2006 was $396,000, down from EBITDA of $4.7 million for the three months ended December 31, 2005.

    Gastar reported a net loss attributable to common shares for the year ended December 31, 2006 of $84.8 million, or $0.50 per basic and diluted common share, compared to a net loss of $25.7 million, or $0.20 per basic and diluted common share, for the year ended December 31, 2005. The net loss for 2006 and 2005 includes impairment of natural gas and oil properties of $56.3 million and $8.7 million, respectively. Year end 2006 results also included litigation settlement expense of $2.4 million. Total revenues for the year ended December 31, 2006 were $26.8 million, a decrease of $600,000 from revenues of $27.4 million for the 2005 comparable period. The decrease in 2006 revenues was the result of a 21% decrease in prices, which was partially offset by a 23% increase in annual production. Average daily production for the year ended December 31, 2006 was 12.9 MMcfed, compared to 10.5 MMcfed for the year ended December 31, 2005. EBITDA for the year ended December 31, 2006 was $3.6 million, down from $12.3 million for the year ended December 31, 2005.

    Total proved reserves as of December 31, 2006 were 31.2 billion cubic feet of natural gas and 30,000 barrels of oil. The present value of estimated future cash flows before income taxes as of December 31, 2006, based on the weighted average natural gas and oil prices, after basis adjustments, of $4.76 per Mcf and $56.59 per barrel, discounted at 10% per annum, was $40.3 million. Current year reserves were negatively impacted by a 36% decrease in realized natural gas prices from year end 2005 and a 10 billion cubic feet equivalent ("Bcfe") downward revision in Gastar's Powder River Basin coal bed methane reserves. The Powder River Basin revision was the result of lower gas prices and basin-wide performance revisions.

    J. Russell Porter, Gastar's President and Chief Executive Officer, made the following comment, "The fourth quarter results for 2006 were negatively impacted by the downward revision of Powder River Basin coal bed methane reserves and lower natural gas prices at year-end resulting in additional non-cash ceiling impairment charges. The downward revision overshadowed the success of our 2006 East Texas deep Bossier results. Including positive reserve revisions related to well performance, our 2006 deep Bossier reserves increased 86% to 21 Bcfe after production of 2.9 Bcfe. The success of wells drilled in late 2006 and completed in 2007 was not fully recognized in our year-end reserve estimates. The impact of these recent wells is demonstrated in our gross sales rate for the East Texas area which has nearly doubled since year-end. The 3-D seismic survey that was recently delivered for processing should be available in the second quarter to better define and high grade our Bossier drilling opportunities in the second half of 2007."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 3.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238, located in New South Wales and the Gippsland Basin, EL 4416, located in Victoria.

    Safe Harbor Statement and Disclaimer

    This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


                       GASTAR EXPLORATION LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS

                                          For the Years Ended
                                             December 31,
                                 -------------------------------------
                                       2006               2005
                                 ------------------ ------------------
                                 (in thousands, except per share data)

REVENUES                                   $26,765            $27,442

EXPENSES:
     Lease operating,
      transportation and selling
      expenses                               8,584              6,910
     Depreciation, depletion and
      amortization                          16,332             13,914
     Impairment of natural gas
      and oil properties                    56,280              8,697
     Accretion of asset
      retirement obligation                    234                109
     Mineral resource properties               450                 65
     General and administrative
      expenses                              13,548              8,710
     Litigation settlement
      expense                                2,407                  -
                                 ------------------ ------------------
         Total expenses                     97,835             38,405
                                 ------------------ ------------------

LOSS FROM OPERATIONS                       (71,070)           (10,963)

OTHER (EXPENSES) INCOME:
     Interest expense                      (15,599)           (15,261)
     Investment income and other             1,836                492
     Foreign translation (loss)
      gain                                      (6)                40
                                 ------------------ ------------------

LOSS BEFORE INCOME TAXES                   (84,839)           (25,692)
     Provision for income taxes                  -                  -
                                 ------------------ ------------------

NET LOSS                                  $(84,839)          $(25,692)
                                 ================== ==================

NET LOSS PER SHARE:
     Basic and diluted                      $(0.50)            $(0.20)
                                 ================== ==================

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
     Basic and diluted                     170,015            129,398
                                 ================== ==================


                    PRODUCTION, PRICES AND EBITDA

                                  For the Three
                                   Months Ended    For the Years Ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Production:
  Natural gas (MMcf)            1,235.8   1,195.2   4,646.3   3,810.0
  Oil and condensate (MBbls)        3.8       0.3      11.6       1.9
     Total (MMcfe)              1,258.7   1,197.0   4,716.1   3,821.5

     Total (MMcfed)                13.7      13.0      12.9      10.5

Average sales price:
  Natural gas (per Mcf)           $5.31     $8.31     $5.60     $7.18
  Oil and condensate (per Bbl)   $57.49    $54.03    $64.66    $50.85

EBITDA (in thousands) (1)          $396    $4,665    $3,606   $12,289

(1) EBITDA represents earnings before interest expense, accretion of asset retirement obligations, depletion, depreciation and amortization, impairment of natural gas and oil properties and provision for income taxes. We have reported EBITDA because we believe EBITDA is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDA is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDA. While we have disclosed our EBITDA to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDA as reported by us may not be comparable in all instances to EBITDA as reported by other companies. EBITDA amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.

    A reconciliation of net loss to EBITDA for the periods indicated is presented below.

                                  For the Three
                                   Months Ended    For the Years Ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                           (in thousands)
Net loss for the period        $(27,496)  $(4,771) $(84,839) $(25,692)
Interest expense                  4,027     4,554    15,599    15,261
Accretion of asset retirement
 obligations                         61        31       234       109
Depletion, depreciation and
 amortization                     4,825     4,851    16,332    13,914
Impairment of natural gas and
 oil properties                  18,979         -    56,280     8,697
Provision for income taxes            -         -         -         -
                               --------- --------- --------- ---------
   EBITDA                          $396    $4,665    $3,606   $12,289
                               ========= ========= ========= =========

    CONTACT: Gastar Exploration Ltd., Houston
             J. Russell Porter, 713-739-1800
             FAX: 713-739-0458
             E-Mail: rporter@gastar.com
             Web Site: www.gastar.com